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                                                                      EXHIBIT 99

Oct  30, 2003


For Immediate Release

Collegiate Pacific Reports Record First Quarter

Dallas, Tx - Collegiate Pacific ( Amex - B00) today reported record operating results for its first quarter ended Sept 30.

Highlights for the Quarter
o Revenues increase 25% to $6 million
o Gross Margins rise 100 basis points
o Pre Tax Earnings rise 59% to $444,400

Michael Blumenfeld, CEO, commented on the quarterly results " we are pleased with the progression of the quarter which met or exceeded our expectations. The operating leverage evidenced by the 59% increase in pretax income is primarily the result of the expanded infrastructure and marketing programs put in place during our last fiscal year. THIS FIRST QUARTER IS FULLY TAXED AS COMPARED TO NO TAXES IN THE COMPARATIVE QUARTER LAST YEAR AND INCLUDES A 35% INCREASE IN OUTSTANDING SHARES. We encourage our shareholders and investors to measure our success by revenue and pretax growth until such time as comparative quarters have the same tax and weighted share count components. The chart below reflects the EPS comparisons:

                      Q1-04             Q1-03               Q1-03
                   as reported       as reported         fully taxed
           EPS         $.05             $.06                 $.03

When applying the same tax rate and fully diluted share counts to each reporting period as shown above, comparative EPS would have risen by 67%. As the year unfolds and as we put our new capital to work, the comparative EPS impact of rising share counts and taxes should be reduced.

Subsequent to the end of this quarter Collegiate Pacific completed a public offering which resulted in the Company now having approximately $6 million in cash, no bank debt and an unused credit facility. This unique financial structure will allow for both internal and external expansion aimed at increasing revenues, earnings and shareholder values. As the result of our expanded financial structure we are now reviewing much larger potential transactions which, if concluded, would have a material impact on future revenues and earnings.


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                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                            Three Months Ended
                                                               September 30,
                                                        --------------------------
                                                           2003           2002
                                                        -----------    -----------
                 Net sales                              $ 5,973,592    $ 4,766,191
                 Cost of sales                            3,725,352      3,010,014
                                                        -----------    -----------
                       Gross margin                       2,248,240      1,756,177

                 Selling, general and administrative
                    Expenses                              1,793,446      1,460,638
                                                        -----------    -----------
                       Operating profit                     454,794        295,539
                 Other income (expense)
                       Interest expense                     (10,718)       (16,555)
                       Other income                             278            186
                                                        -----------    -----------

                 Income before provision for taxes          444,354        279,170
                       Provision for taxes                  175,062             --
                                                        -----------    -----------
                   Net income                           $   269,292    $   279,170
                                                        ===========    ===========

                 Net income per share-basic             $      0.06    $      0.07
                                                        ===========    ===========
                 Net income per share-diluted           $      0.05    $      0.06
                                                        ===========    ===========

                 Weighted average shares outstanding:
                       Basic                              4,290,603      4,231,207
                                                        ===========    ===========
                       Diluted                            5,779,308      4,787,242
                                                        ===========    ===========

COLLEGIATE PACIFIC IS THE NATION'S FASTEST GROWING MANUFACTURER AND SUPPLIER OF SPORTS EQUIPMENT PRIMARILY TO THE INSTITUTIONAL MARKETS. THE COMPANY OFFERS MORE THAN 3,200 PRODUCTS TO 35,000 EXISTING CUSTOMERS.

This press release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request


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from the company or on the company's website, www.cpacsports.com, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company's markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

For additional information contact Michael Blumenfeld at 972 243 8100.